FOR IMMEDIATE RELEASE:	CONTACT:
March 29, 2010	Ginny Dunn
4:00 p.m. ET	Associate Director, Corporate Communications & Investor Relations
EntreMed, Inc.
240-864-2643

ENTREMED REPORTS FOURTH QUARTER AND
YEAR-END 2009 FINANCIAL RESULTS

ROCKVILLE, MD, March 29, 2010  – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported results for the three months and twelve months ended December 31, 2009.
For fiscal year 2009, revenues were $5.3 million versus $7.5 million for 2008.  For the year ended December 31, 2009, the Company reported a net loss of ($9.2 million) or ($0.11) per share, versus ($24.9 million), or ($0.29) per share, for fiscal year 2008.  As of December 31, 2009, the Company had cash and short-term investments of approximately $6.4 million.
Revenues for the fourth quarter ended December 31, 2009 were $1.6 million compared to $4.0 million for the fourth quarter ended December 31, 2008. The Company reported a net loss of ($2.0 million), or ($.03) per share for the three months ended December 31, 2009.  This compares with a net loss of ($2.8 million), or ($0.04) per share for the fourth quarter 2008.
Kathy R. Wehmeir-Davis, Principal Accounting Officer, commented, “Focusing our efforts and resources on the clinical development of our lead product candidate, ENMD-2076, resulted in a reduction in R&D expenses to $7.9 million in 2009 from $20.7 million in 2008.  With no plans to initiate further trials for our other programs, we anticipate that R&D expenses for the compounds currently in clinical trials will continue to decrease as patients come off current studies.  However, we intend to commence Phase 2 studies with ENMD-2076 in the second quarter, which we expect will increase R&D expenses in 2010.”
Executive Chairman of the Board, Michael M. Tarnow commented, “In 2009, we continued to focus our resources on accelerating the clinical development of ENMD-2076.  While maximizing our human and financial resources, we made excellent progress in our clinical program with ENMD-2076.  Phase 1 trials were completed in several oncology indications, a maximum tolerated dose (MTD) was determined, and we identified ovarian cancer as our initial indication for Phase 2 studies.  Although we made good progress with the program, the current economic climate has been difficult to weather.  We were able to secure additional capital in two separate registered direct offerings early this year, which will enable us to move forward with our clinical development plans for ENMD-2076.  Senior Management and the Board continue to exercise prudent financial judgment and remain committed to our clinical development strategy set forth for this exciting oncology drug candidate.”
Further up-to-date information regarding the Company, including our most recent Form 10-K filing and Letter from the Executive Chairman, can be found on our web site at www.entremed.com.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing primarily ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in Phase 1 studies in advanced cancers, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under "Risk Factors," including risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

-more-

(Financial Table Attached)

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
December 31,

	2009	2008

Total revenues	$1,615,725	$3,975,912

Research and development	$1,961,619	$3,440,102

General and administrative	$1,022,017	$2,489,947

Net loss	$(1,733,344)	$(2,547,552)

Dividend on Series A convertible preferred stock	$(251,250)	$(251,250)

Net loss attributable to common shareholders	$(1,984,594)	$(2,798,802)

Net loss per share attributable to
common shareholders (basic and diluted)	$(0.03)	$(0.04)

Weighted average number of
shares outstanding (basic and diluted)	87,783,276	87,728,644

Twelve Months Ended
December 31,
	2009	2008
Total revenues	$5,284,058	$7,477,219

Research and development	$7,901,522	$20,069,229

General and administrative	$4,104,287	$7,764,532

Acquired in-process R&D	$-	$2,000,000

Net loss	$(8,216,378)	$(23,862,028)

Dividend on Series A convertible preferred stock	$(1,005,000)	$(1,005,000)

Net loss attributable to common shareholders	$(9,221,378)	$(24,867,028)

Net loss per share attributable to
common shareholders (basic and diluted)	$(0.11)	$(0.29)

Weighted average number of
shares outstanding (basic and diluted)	87,757,765	86,479,768

Cash and Short-term Investments	$6,366,253	$24,291,173